EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills or Tom Ryan

Integrated Corporate Relations, Inc.

310-395-2215

jmills@icrinc.com

CUTERA REPORTS FIRST QUARTER 2004 RESULTS

•    Revenue Increases 76% to $11.6 Million

•    Earnings per diluted share of $0.02

Brisbane, California, May 3, 2004 – Cutera, Inc. (Nasdaq: CUTR), a leading manufacturer of laser and other light-based aesthetic systems, today reported financial results for the first quarter ended March 31, 2004.

First quarter revenue was $11.6 million, a 76% increase over the $6.6 million recorded in the same period last year. Net income for the first quarter was $221,000, or $0.02 per diluted share, compared to a net loss of $72,000 or $0.04 per diluted share, reported in the first quarter of 2003. Included in the first quarter results is $372,000 of pre-tax, non-cash, stock-based compensation charges, compared to charges of $220,000 in the first quarter of 2003. First quarter results also reflect G&A costs associated with a facilities move, IPO accounting fees, and settlement of the Allied Health lawsuit.

“We are very pleased with our first quarter results, particularly as a newly public company,” said Kevin Connors, President and CEO. “As consumer demand continues to grow for non-invasive aesthetic treatments, dermatologists, plastic surgeons and other emerging physician groups are turning to Cutera for our high performance, expandable technology platforms. We believe the market for our products is significant, as we have recently experienced exciting growth in the primary care physician segment. The shift in product mix towards our premier offering is evidence that the market recognizes the value and performance of our versatile technology platforms and our multi-application systems.”

Based on the current outlook, Cutera believes that second quarter revenue will be approximately $11.8 million with corresponding earnings per diluted share of $0.03. Weighted average shares for diluted EPS in the second quarter are estimated to increase by 3.8 million shares to approximately 13.2 million shares, primarily resulting from the issuance of shares due to the Company’s IPO and the exercise in full of the over-allotment of shares by the underwriters. For the full year, Cutera expects revenue of $49.5 to $50.5 million and earnings per diluted share of $0.15 to $0.17.

Conference Call

Cutera, Inc. will host a conference call today, May 3, 2004, to discuss its first quarter 2004 financial results at 2:00 p.m. PST. Participating in the call will be Kevin Connors, President and Chief Executive Officer, Ron Santilli, Chief Financial Officer, and Matt Lucero, General Counsel. The earnings release will be broadcast live over the Internet hosted at the Investor Relations section of the company’s website at http://www.cutera.com and will be archived online within one hour of the completion of the conference call. In addition, you may call 800-633-8556. A telephonic playback will be available from 3:00 p.m. PST on May 3 through 11:59 p.m. PST on May 18th, 2004 by calling 800-633-8284 to access the playback; pass code is 21193787.

About Cutera, Inc.

CuteraTM designs, develops, manufactures and markets the CoolGlide® family of products for use in laser and other light-based aesthetic applications. The original CoolGlide CVTM provides permanent hair reduction on all skin types. The second generation CoolGlide Excel® incorporated features that added the capability to treat a variety of vascular lesions, which include facial telangiectasia, spider and reticular leg veins. The CoolGlide VantageTM added non-ablative skin therapy to the range of applications offered by the system. The CoolGlide XeoTM added the capability to treat pigmented lesions. The new Xeo SATM offers a platform for next-generation pulsed light treatment, with an upgrade path to the CoolGlide Xeo.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera’s financial results for the first quarter of 2004, as well as its expectations regarding financial results for the second quarter of 2004 and for the 2004 fiscal year, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Cutera’s first quarter financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Estimates of second quarter and year-end financial results are subject to a number of assumptions regarding the future operation of our business. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 declared effective on March 30, 2004. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, May 3, 2004, or to reflect the occurrence of unanticipated events.

CUTERA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004 (unaudited)	December 31, 2003 (note)
Assets
Current assets:
Cash and cash equivalents	$10,978	$10,290
Restricted cash	250	250
Accounts receivable, net	6,683	7,597
Inventory	2,786	2,239
Current portion of deferred tax asset	2,042	1,699
Other current assets	1,051	879

Total current assets	23,790	22,954

Property and equipment, net	884	734
Intangibles, net	439	453
Deferred tax asset, net of current portion	46	57

Total assets	$25,159	$24,198

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Liabilities:
Accounts payable	$2,220	$1,915
Accrued liabilities	6,253	5,709
Deferred revenue	1,033	1,125

Total current liabilities	9,506	8,749

Deferred rent	312	—
Deferred revenue, net of current portion	289	202

Total liabilities	10,107	8,951

Redeemable convertible preferred stock and stockholders’ equity	15,052	15,247

Total liabilities and stockholders’ equity	$25,159	$24,198

(note): Derived from audited consolidated financial statements at that date.

CUTERA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Net revenue:	$11,580	$6,596
Cost of revenue(1)	3,647	2,233

Gross profit	7,933	4,363

Operating expenses:
Sales and marketing	4,279	2,489
Research and development	959	751
General and administrative	2,069	1,082
Amortization of deferred stock compensation (1)	321	178

Total operating expenses	7,628	4,500

Income (loss) from operations	305	(137)
Interest and other income, net	58	18

Income (loss) before income taxes	363	(119)
Provision (benefit) for income taxes	142	(47)

Net income (loss)	$221	$(72)

Net income (loss) per share:
Basic	$0.10	$(0.04)

Diluted	$0.02	$(0.04)

Weighted-average number of shares used in per share calculations:
Basic	2,292	2,000

Diluted	9,411	2,000

(1) Amortization of deferred stock compensation related to:
Cost of revenue	$51	$42

Operating expenses:
Sales and marketing	83	28
Research and development	99	72
General and administrative	139	78

	$321	$178

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